UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) August 5, 2026

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, par value $0.10 per share	VSH	New York Stock Exchange

Item 2.02 – Results of Operations and Financial Condition

On August 5, 2026, Vishay Intertechnology, Inc. ("the Company") issued a press release announcing its financial results for the fiscal quarter and six fiscal months ended July 4, 2026.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 7.01 – Regulation FD Disclosure

Computational Guidance on Earnings Per Share Estimates

The Company frequently receives questions from analysts and stockholders regarding its diluted earnings per share ("EPS") computation.  The information furnished in this Form 8-K provides additional information on the impact of key variables on the EPS computation, particularly as they relate to the third fiscal quarter of 2026.

Accounting principles require that EPS be computed based on the weighted average shares outstanding ("basic"), and also assuming the issuance of potentially issuable shares (such as those subject to equity awards and convertible debt) if those potentially issuable shares would reduce EPS ("diluted").

The number of shares related to equity awards included in diluted EPS is based on the "Treasury Stock Method" prescribed in Financial Accounting Standards Board ("FASB") ASC Topic 260, Earnings Per Share ("FASB ASC Topic 260").  This method assumes a theoretical repurchase of shares using the unrecognized compensation expense and any other proceeds at a price equal to the issuer's average stock price during the related earnings period.   Accordingly, the number of shares includable in the calculation of diluted EPS in respect of equity awards is dependent on this average stock price and will increase as the average stock price increases.  This method is also utilized for net share settlement debt.

The number of shares includable in the calculation of diluted EPS in respect of conventional convertible or exchangeable securities is based on the "If Converted Method" prescribed in FASB ASC Topic 260.  This method assumes the conversion or exchange of these securities for shares of common stock.

Pursuant to the indenture governing the senior convertible notes due 2030 (the "2030 Notes"), Vishay is required to pay the principal amount of the senior convertible debt instruments in cash. Vishay, at its option, will settle any additional value in cash, common stock, or a combination of both.

The 2030 Notes will be included in the diluted EPS computation using the "If Converted Method," but with no adjustment for interest expense.

The following estimates of shares expected to be used in the calculation of diluted EPS consider the number of the Company's shares currently outstanding and the Company's convertible securities currently outstanding and their exercise and conversion features currently in effect.  The Company adjusts its calculation for the estimated effect of expected quarterly activity.  The estimates assume no share or convertible debt instrument repurchases during the third fiscal quarter of 2026.  Changes in these parameters or estimates could have a material impact on the calculation of diluted EPS.

The following estimates of shares expected to be used in the calculation of diluted EPS should be read in conjunction with the information on earnings per share in the Company's filings on Form 10-Q and Form 10-K.  These estimates are unaudited and are not necessarily indicative of the shares used in the diluted EPS computation for any prior period.  The estimates below are not necessarily indicative of the shares to be used in the quarterly diluted EPS computation for any period subsequent to the third fiscal quarter of 2026.  The Company assumes no duty to revise these estimates as a result of changes in the parameters on which they are based or any changes in accounting principles.  Also, the presentation is not intended as a forecast of EPS values or share prices of the Company's common stock for any period.

For the third fiscal quarter of 2026:
•	The Company has approximately 153 million shares issued and outstanding, including shares of common stock and class B common stock.

•	The number of shares included in diluted EPS related to restricted stock units does not vary significantly and is generally less than 5 million incremental shares.

•
The Company's Convertible Senior Notes due 2030 are convertible at a conversion price of $30.16 per $1,000 principal amount, equivalent to 33.1609 shares per $1,000 principal amount.  There is $750 million principal amount of the notes outstanding. The number of shares of common stock that Vishay will include in its diluted earnings per share computation, assuming an average market price for Vishay common stock in excess of the conversion price, will be determined in accordance with the following formula:

S = [$750,000,000 / $1000] * [(P - $30.16) * 33.1609] / P

where

S = the number of shares to be included in diluted EPS, and
P = the average market price of Vishay common stock for the quarter.

If the average market price is less than $30.16, no shares will be included in the diluted earnings per share computation.

Accordingly, the following table summarizes the approximate number of shares to be included in the denominator of the diluted EPS calculation assuming net earnings attributable to Vishay stockholders for various average stock prices (number of shares in millions):

Average Stock Price		Projected Diluted Shares
$	<30.16	157
	$35.00	161
	$40.00	164
	$45.00	166
	$50.00	168
	$55.00	169
	$60.00	170
	$65.00	171

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated August 5, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2026

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ David L. Tomlinson

Name:	David L. Tomlinson
Title:	Senior Vice President – Chief Accounting Officer